UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 1, 2007; March 26, 2007
ROYAL GOLD, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13357	84-0835164
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO		80202-1132
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code 303-573-1660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On March 28, 2007, Royal Gold entered into a Bridge Finance Facility Agreement with Battle Mountain Gold Exploration Corp. (“Battle Mountain”) and BMGX (Barbados) Corporation, as borrowers (the “Borrowers”), whereby Royal Gold will make available to the Borrowers a bridge finance facility of up to $20 million (the “Bridge Facility”). Outstanding principal, interest and expenses under the Bridge Facility may be converted at Royal Gold’s option into Battle Mountain common stock, par value $0.001, at a conversion price per share of $0.60 any time during the term of the Bridge Facility. The Bridge Facility will mature on March 28, 2008. The maximum amount of availability under the Bridge Facility will be reduced to $15 million in the event Battle Mountain does not acquire an identified royalty interest. Interest on advances will accrue at the LIBOR Rate plus 3% per annum. To secure their obligations under the Bridge Facility, the Borrowers have granted to Royal Gold a security interest in most of their respective assets and Battle Mountain has pledged to Royal Gold its equity interests in its subsidiaries.
     As previously disclosed on Royal Gold’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 6, 2007, Battle Mountain accepted Royal Gold’s proposal to acquire 100% of the fully diluted shares of Battle Mountain for approximately 1.57 million shares of Royal Gold common stock in a merger transaction. The proposal is subject to satisfactory completion of due diligence, definitive documentation, receipt of the approval of Battle Mountain’s shareholders and receipt of a fairness opinion satisfactory to Royal Gold’s Board of Directors, among other conditions.
     On March 28, 2007 Royal Gold and Battle Mountain entered into a Voting Limitation Agreement (the “Voting Limitation Agreement”) pursuant to which Royal Gold has agreed, that if definitive documentation for Royal Gold’s acquisition of Battle Mountain is executed, then during the period of time commencing upon the termination of the definitive documentation by Battle Mountain in accordance with its terms and the terms of the Voting Limitation Agreement as a result of Battle Mountain’s receipt of a superior bona fide acquisition proposal before Battle Mountain’s shareholders have approved the acquisition by Royal Gold and ending upon the earlier to occur of the consummation or termination of the transaction underlying the superior proposal, Battle Mountain's acceptance of any proposed modifications to the definitive documentation with Royal Gold such that the proposal previously considered to be superior is no longer superior, or Battle Mountain's receipt of shareholder approval approving the acquisition of Battle Mountain by Royal Gold, Royal Gold will not vote more than 39.9% of the total number of shares of Battle Mountain’s shares of common stock entitled to vote in favor of its transaction with Battle Mountain or in opposition to a competing transaction; provided however that Royal Gold may vote any remaining shares of Battle Mountain common stock in a manner proportionate to the manner in which all common shareholders of Battle Mountain (other than IAMGOLD Corporation, Mark Kucher and Royal Gold) vote in respect of such a matter.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     As previously disclosed on Royal Gold’s Current Report on Form 8-K filed with the SEC on January 11, 2007, Royal Gold entered into the Second Amended and Restated Loan Agreement among Royal Gold, Inc., High Desert Mineral Resources, Inc. and HSBC Bank USA National Association (the “Lender”). High Desert is a co-borrower on the credit facility. The Amendment increased the revolving credit facility from $30,000,000 to $80,000,000 and extended the maturity date to December 31, 2010. Borrowings under the loan facility accrue interest at a rate equal to the LIBOR Rate plus 1.5% per annum. Royal Gold’s borrowing base is calculated based on Royal Gold’s royalties and will be initially based on its GSR1, GSR3, and NVR1 royalties revenues at the Pipeline Mining Complex and its SJ Claims, Leeville, Bald Mountain and Robinson royalties. The initial availability under the borrowing base is the full $80,000,000 under the credit facility. The loan agreement contains customary covenants including affirmative covenants regarding Royal Gold’s tangible net worth, asset to liability ratio, cash balances and delivery of royalty interest proceeds to a debt reserve account held by Royal Gold with the Lender and negative covenants regarding incurrence of additional debt, liquidation, merger or asset sales or changes in Royal Gold’s business. The loans under the credit facility may be subject to acceleration if certain events of default occur.
     On March 26, 2007, Royal Gold borrowed $10 million under the credit facility. Royal Gold also borrowed $20 million on March 1, 2007 to complete the closing of the Pascua Lama transaction. Based on the initial borrowing base, $20 million remains available under the credit facility.
Item 8.01 Other Events
     On Tuesday March 27, 2007, Royal Gold announced its intention to offer 4,000,000 shares of its common stock under its existing shelf registration statement filed on Form S-3. A copy of the press release making the announcement is filed herewith as Exhibit 99.1 and incorporated into this Item 8.01 by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
10.1       Voting Limitation Agreement by and between Royal Gold, Inc. and Battle Mountain Gold Exploration Corp. dated March 28, 2007
99.1       Press Release dated March 27, 2007

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Gold, Inc. (Registrant)
By:	/s/ Karen Gross
	Name:	Karen Gross
	Title:	Vice President & Corporate Secretary

Dated: March 30, 2007

Exhibit Index

Exhibit No.

10.1	Voting Limitation Agreement by and between Royal Gold, Inc. and Battle Mountain Gold Exploration Corp. dated March 28, 2007

99.1	Press Release dated March 27, 2007